Exhibit 10.4

INMODE LTD.

INDEMNIFICATION AND EXCULPATION AGREEMENT

_________________, 2019

To: _______________

Holder of Israeli ID Number / [_____] Passport Number: ____________________

(the “Indemnitee”)

This Indemnification and Exculpation Agreement (“Indemnification Agreement”) is being entered into effective as of ___________ __, 2019, pursuant to the resolutions of the Board of Directors of InMode Ltd., (Israeli Company No. 514073618) a company organized under the laws of the State of Israel (the “Company” and the “Board” respectively) dated _____________, 2019 as approved by the Company’s shareholders on _____________, 2019.

It is in the best interests of the Company to retain and attract as directors and/or officers the most capable persons available and such persons are becoming increasingly reluctant to serve in companies unless they are provided with adequate protection through insurance and indemnification in connection with such service.

You are or have been appointed as a director or other Office Holder (as defined below) of the Company, and in order to enhance your service to the Company in an effective manner, the Company desires to provide hereunder for your indemnification to the fullest extent permitted by law. In consideration of your continuing to serve the Company, the Company hereby agrees as follows:

1.	The Company hereby undertakes to indemnify you to the maximum extent permitted by applicable law in respect of the following expenses, payments or liabilities imposed on, or incurred by, you in consequence of any act performed or omission committed by you in your capacity as an “Office Holder” (such term shall have herein the meaning assigned to it in the Companies Law – 1999 (the “Companies Law”)) of the Company (including your service, at the request of the Company, as an officer, director, employee or board observer of any other company controlled directly or indirectly by the Company (a “Subsidiary”) or in which the Company holds shares (an “Affiliate”)) (your service in any of the Company, its Subsidiaries and Affiliates is referred to herein as the “Corporate Capacity”). Notwithstanding the foregoing, in the event that you are a beneficiary of an indemnification undertaking provided by a Subsidiary or an Affiliate with respect to your Corporate Capacity with such Subsidiary or Affiliate, then the indemnification obligations of the Company hereunder with respect to such Corporate Capacity shall only apply to the extent that the indemnification by such Subsidiary or Affiliate does not actually fully cover the indemnifiable liabilities, payments and expenses relating thereto.

1.1	Any monetary liability imposed on you pursuant to a court judgment in favor of a third party (which third parties include, without limitation and to the fullest extent permitted by applicable law, any governmental entity), including pursuant to any settlement confirmed as judgment or to an arbitration decision approved by a competent court;

1.2	All reasonable litigation expenses, including attorney’s fees, which were incurred by you as a result of an investigation or proceeding conducted against you by an authority authorized to conduct such an investigation or proceeding, which was either (i) “concluded without the filing of an indictment” (as defined in Section 260(a)(1A) of the Companies Law) against you and without the imposition on you of any “monetary obligation in lieu of a criminal proceeding” (as defined in Section 260(a)(1A) of the Companies Law), or (ii) “concluded without the filing of an indictment” against you but with the imposition on you of a “monetary obligation in lieu of a criminal proceeding” for an offense that does not require proof of mens rea, or (iii) is in connection with a monetary sanction pursuant to the Companies Law or the Israeli Securities Law, 5728-1968, as amended (the “Securities Law”);

1.3	All reasonable litigation expenses, including attorneys' fees, incurred by you, or which were imposed on you by a court, (i) in a proceeding instituted against you by the Company or a Subsidiary or Affiliate or on its behalf or by a third party, or (ii) in a criminal indictment of which you were acquitted, or (iii) in a criminal indictment of which you were convicted of an offense which does not require proof of mens rea;

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1.4	a payment which you will be obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law;

1.5	expenses incurred by you in connection with a proceeding under Chapters H’3, H’4, or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorneys’ fees;

1.6	expenses (including reasonable legal expenses) incurred by you in connection with a proceeding under Chapter G’1 of the Economic Competition Law, 5748-1988; and

1.7	any other event, occurrence or circumstances arising in respect of which the Company may indemnify an Office Holder of the Company under applicable law.

2.	Notwithstanding the aforesaid, the Company will not indemnify you for any amount you may be obligated to pay in respect of:

2.1	a breach of your duty of loyalty to the Company or a Subsidiary or Affiliate, except, to the extent permitted by the Companies Law, for a breach of a duty of loyalty to the Company or a Subsidiary or Affiliate while acting in good faith and having reasonable basis to assume that such act would not prejudice the interests of the Company or a Subsidiary or Affiliate;

2.2	a breach of your duty of care to the Company or a Subsidiary or Affiliate committed intentionally or recklessly, unless committed in negligence only;

2.3	an action taken or omission by you with the intent of unlawfully realizing personal gain; and

2.4	a fine, civil fine, monetary sanction or forfeit imposed upon you; and,

2.5	with respect to proceedings or claims initiated or brought voluntarily by you against the Company or a Subsidiary or Affiliate, other than by way of defense or by way of third party notice to the Company or a Subsidiary or an Affiliate or by way of countersuit in connection with claims brought against you or in specific cases in which the Company’s Board of Directors has approved the initiation or bringing of such suit by yourself.

3.	To the fullest extent permitted by law, the Company will, following receipt by the Company of your written request therefor, make available all amounts payable to you in accordance with Section 1 above on the date on which such amounts are first payable by you (“Time of Indebtedness”), and with respect to items referred to in Sections 1.2 and 1.3 above, even prior to the time on which the applicable court renders its decision, provided however, that advances given to cover legal expenses in criminal proceedings will be repaid by you to the Company if you are found guilty of a crime which requires proof of mens rea (criminal intent). Other advances will be repaid by you to the Company if it is determined by a court of competent jurisdiction that you are not lawfully entitled to such indemnification as contemplated hereby.

As part of the aforementioned undertaking, the Company will make available to you any security or guarantee that you may be required to post in accordance with an interim decision given by a court or an arbitrator, including for the purpose of substituting liens imposed on your assets.

4.	The Company will indemnify you even if at the relevant Time of Indebtedness you no longer serve in any Corporate Capacity, provided that the obligations with respect to which you will be indemnified hereunder are in respect of actions taken or omissions committed by you while you were an Office Holder of the Company as aforesaid or served in another Corporate Capacity, and in such capacity.

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5.	The undertaking of the Company set forth in Section 1.1 shall be limited as follows:

5.1	to matters that result from or are connected or otherwise related to events or circumstances set forth in Schedule A hereto, which are deemed by the Board, based on the current activity of the Company, to be foreseeable as of the date hereof; and

5.2	the maximum amount for which the Company undertakes to indemnify you hereunder for matters and circumstances described in Schedule A (or otherwise pursuant to this Indemnification Agreement), shall not exceed your pro-rated amount out of the lower of: (i) the cap below, or (ii) your pro-rated proven indemnifiable amount as detailed below. The total obligation of the Company to all Office Holders, in the aggregate, including all then pending claims for indemnification made by all Office Holders and other eligible indemnitees of the Company, whether under law, agreement or the Articles of Association of the Company, will not exceed a cap amount which is the greater of: (i) US$ 40,000,000; and (ii) an amount equivalent to 25% of the Company’s effective equity. Said cap does not derogate from the right to receive amounts from insurance providers in accordance with Section 7 below. For this purpose “the Company’s effective equity” - means the amount of the Company’s equity as reflected in its most recent publicly available consolidated financial statements as of the payment date of such indemnifiable event. If the total of all such claims exceed such amount (or the remaining balance of such amount at the relevant time), then the limit amount per each such indemnitee shall be pro-rated among all such indemnitees proportionately to the proven indemnifiable amount of each respective indemnitee out of the aggregate indemnifiable amount of all proven claims by all such indemnitees. Such amount has been determined to be reasonable by the Company’s Board of Directors.

All amounts stated herein in US$, and if paid in NIS, are to be calculated according to the representative rate of exchange, or any other official rate of exchange that may replace it, published by the Bank of Israel on the date of payment by the Company hereunder.

6.	Subject to the limitations of Section 5 above and Section 7 below, the indemnification hereunder will, in each case, cover all sums of money (100%) that you will be obligated to pay, in those circumstances for which indemnification is permitted under the law and under this Indemnification Agreement.

7.	The Company will not indemnify you for any liability with respect to which you have received payment from a third party or by virtue of an insurance policy taken out by the Company other than for amounts which are in excess of the amounts actually paid to you by such third party or pursuant to any such insurance policy (including deductible amounts not covered by insurance policies), within the limits set forth in Section 5 above. The Company will be entitled to receive any amount collected by you from a third party or by virtue of an insurance policy taken out by the Company in connection with liabilities actually indemnified hereunder, up to the amount actually paid to you by the Company as indemnification hereunder. The amounts to be transferred by you to the Company shall equal the difference between the total indemnification amounts you have actually received from any source (including the Company) and your pro-rated proven indemnifiable liability, but no more than the actual amount paid to you by the Company hereunder for such indemnifiable events. For example: if your pro-rated indemnifiable amount is US $1M and you have actually received from the Company and the insurer an amount of US $1.2M (US $600K from the Company and additional US $600K from the insurer), then you will be required to reimburse the Company the balance of US $200K. Said payment shall be transferred by you to the Company within fifteen (15) days following the receipt of the said amount.

8.	In all indemnifiable circumstances, indemnification will be subject to the following:

8.1	You shall promptly notify the Company in writing of any legal proceedings initiated against you and of all possible or threatened legal proceedings for which you may seek indemnification hereunder, without delay, and in any event within seven (7) days, following your first becoming aware thereof, provided, however, that your failure to notify the Company as aforesaid shall not derogate from your right to be indemnified as provided herein except and to the extent that such failure to provide notice adversely prejudices the Company’s and/or a Subsidiary's and/or Affiliate's ability to defend against such action or to conduct any directly related legal proceeding. You shall deliver to the Company, or to such person as it shall advise you, without delay all documents you receive in connection with these proceedings or possible or threatened proceedings. Notice to the Company shall be directed to the Chief Executive Officer of the Company at the address shown in the signature page of this Indemnification Agreement (or at such other address as the Company shall advise you).

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Similarly, you shall advise the Company on an ongoing and current basis concerning all events which you suspect may give rise to the initiation of legal proceedings against you in connection with your actions or omissions as an Office Holder of the Company or in another Corporate Capacity for which you may seek indemnification hereunder.

8.2	Other than with respect to proceedings that have been initiated against you by the Company and/or Subsidiary or Affiliate or in its name, the Company (including a Subsidiary or Affiliate, as applicable) shall be entitled to undertake the conduct of your defense in respect of such legal proceedings and/or to hand over the conduct thereof to any attorney which the Company may choose for that purpose, except to an attorney who is not, upon reasonable grounds, acceptable to you. The Company shall notify you of any such decision to defend within ten (10) calendar days of receipt of notice of any such proceeding.

The Company (including a Subsidiary or Affiliate) or the attorney as aforesaid shall be entitled, within the context of the conduct as aforesaid, to conclude such proceedings, all as they shall see fit, including by way of settlement.

Notwithstanding the foregoing, in the case of criminal proceedings, the Company (including a Subsidiary or Affiliate) or the attorneys as aforesaid will not have the right to plead guilty in your name or to agree to a plea-bargain in your name without your consent. Furthermore, in a civil proceeding (whether before a court or as a part of a compromise arrangement), the Company (including a Subsidiary or Affiliate) and/or its attorneys will not have the right to admit to any occurrences that are not indemnifiable pursuant to this Indemnification Agreement, without your consent. However, the aforesaid will not prevent the Company (including a Subsidiary or Affiliate) or its attorneys as aforesaid, with the approval of the Company or the Subsidiary or Affiliate, as applicable, to come to a financial arrangement with a plaintiff in a civil proceeding or to consent to the entry of any judgment against you or enter into any settlement, arrangement or compromise, in each case without your consent, so long as such arrangement, judgment, settlement or compromise: (i) does not include an admission of your fault, (ii) is fully indemnifiable pursuant to this Indemnification Agreement, and (iii) further provides, as an unconditional term thereof, the full release of you from all liability and limitation in respect of such proceeding. This paragraph shall not apply to a proceeding brought by you under Section 8.7 below.

8.3	You will fully cooperate with the Company and/or any Subsidiary and/or Affiliate and/or any attorney as aforesaid in every reasonable way as may be required of you within the context of their conduct of such legal proceedings, including but not limited to the execution of power(s) of attorney and other documents required to enable the Company and its Subsidiaries and Affiliates or its attorney as aforesaid to conduct your defense in your name, and to represent you in all matters connected therewith, in accordance with the aforesaid, provided that the Company shall cover all reasonable costs incidental thereto such that you will not be required to pay the same or to finance the same yourself; and provided, further, that you shall not be required to take any action that would reasonably prejudice your defense in connection with any indemnifiable proceeding.

8.4	Notwithstanding the provisions of Sections 8.2 and 8.3 above, (i) if in a proceeding to which you are a party by reason of your status as an Office Holder of the Company or in another Corporate Capacity, the named parties to any such proceeding include both you and the Company or any Subsidiary or Affiliate, and joint representation is inappropriate under applicable standards of professional conduct due to a conflict of interest or potential conflict of interest (including the availability to the Company and its Subsidiary or Affiliate, on the one hand, and you, on the other hand, of different or inconsistent defenses or counterclaims) that exists between you and the Company, or (ii) if the Company fails to assume the defense of such proceeding in a timely manner, or (iii) if the Company refers the conduct of your defense to an attorney who is not, upon reasonable grounds, acceptable to you, you shall be entitled to be represented by separate legal counsel, which may represent other persons similarly situated, of the Company’s choice and reasonably acceptable to you and such other persons' choice, at the expense of the Company. In addition, if the Company fails to comply with any of its material obligations under this Indemnification Agreement or in the event that the Company or any other person takes any action to declare this Indemnification Agreement void or unenforceable, or institutes any action, suit or proceeding to deny or to recover from you the benefits intended to be provided to you hereunder, except with respect to such actions, suits or proceedings brought by the Company that are resolved in favor of the Company, you shall have the right to retain counsel of your choice, and reasonably acceptable to the Company and at the expense of the Company, to represent you in connection with any such matter.

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8.5	If, in accordance with Section 8.2 (but subject to Section 8.4), the Company (including a Subsidiary or Affiliate, as applicable) has taken upon itself the conduct of your defense, you shall have the right to employ counsel in any such action, suit or proceeding, who shall fully update, and be fully updated by, the Company (including a Subsidiary or Affiliate, if applicable) on the defense procedure and shall consult with, and be consulted with by, the Company (including a Subsidiary or Affiliate, if applicable) and the attorney conducting the legal defense on behalf of the Company or the Subsidiary or Affiliate if applicable, but the fees and expenses of such counsel, incurred after the assumption by the Company (or the Subsidiary or Affiliate, if applicable) of the defense thereof, shall be at your expense and the Company will have no liability or obligation pursuant to this Indemnification Agreement or otherwise to indemnify you for any legal expenses, including any legal fees, that you may expend in connection with such counsel, unless the Company shall agree to such expenses in writing; in which event all reasonable fees and expenses of your counsel shall be borne by the Company to the extent so agreed to by the Company in writing.

8.6	The Company will have no liability or obligation pursuant to this Indemnification Agreement to indemnify you for any amount expended by you pursuant to any compromise or settlement agreement reached in any suit, demand or other proceeding as aforesaid without the Company’s written consent to such compromise or settlement, which consent shall not be unreasonably withheld.

8.7	If required by law, the Company’s authorized organs will consider the request for indemnification and the amount thereof and will determine if you are entitled to indemnification and the amount thereof. In the event that you make a request for payment of an amount of indemnification hereunder or a request for an advancement of indemnification expenses hereunder and the Company fails to determine your right to indemnification hereunder or fails to make such payment or advancement, you may petition any court which has jurisdiction to enforce the Company’s obligations hereunder. The Company agrees to reimburse you in full for any reasonable expenses incurred by you in connection with investigating, preparing for, litigating, defending or settling any action brought by you under the immediately preceding sentence or otherwise in enforcing this Indemnification Agreement, except where such action or any claim or counterclaim in connection therewith is resolved in favor of the Company.

8.8	Neither the Company nor any of its agents, employees, directors or officers shall make any statement to the public or to any other person regarding any settlement of claims made pursuant to this Indemnification Agreement against you that would in any manner cast any negative light, inference or aspersion against you.

8.9	By signing this Indemnification Agreement you hereby accept that you shall not make any statement to the public or to any other person regarding any settlement of claims made pursuant to this Indemnification Agreement against you or the Company (including any Subsidiary or Affiliate thereof) that would in any manner cast any negative light, inference or aspersion against the Company or any Subsidiary or Affiliate thereof, and that you will keep the terms of such settlement confidential.

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9.	The Company hereby exempts you, to the fullest extent permitted by law, from any liability for damages caused as a result of a breach of your duty of care to the Company while acting in good faith and having reasonable basis to assume that such act or omission would not prejudice the interests of the Company and its Subsidiaries and Affiliates, provided that in no event shall you be exempt with respect to any actions listed in Section 2 above or for a breach of your duty of care in connection with a Distribution (as defined in the Companies Law) or with respect to any action or omission as to which, under applicable law, the Company is not entitled to exculpate you.

10.	If for the validation of any of the undertakings in this Indemnification Agreement, any act, resolution, approval or other procedure is required, the Company undertakes to cause them to be done or adopted in a manner which will enable the Company to fulfill all its undertakings as aforesaid.

11.	Nothing contained in this Indemnification Agreement shall derogate from the Company’s right (but in no way obligation) to indemnify you post factum for any amounts which you may be obligated to pay as set forth in Section 1 above without regard to the limitations set forth in Section 5 above. Your rights of indemnification hereunder shall not be deemed exclusive of any other rights you may have under the Company’s Articles of Association or applicable law or otherwise.

12.	If any undertaking included in this Indemnification Agreement is held invalid or unenforceable, such invalidity or unenforceability will not affect any of the other undertakings which will remain in full force and effect. Furthermore, if such invalid or unenforceable undertaking may be modified or amended so as to be valid and enforceable as a matter of law, such undertaking will be deemed to have been modified or amended, and any competent court or arbitrator is hereby authorized to modify or amend such undertaking, so as to be valid and enforceable to the maximum extent permitted by law.

13.	This Indemnification Agreement and the agreements herein shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without regard to the rules of conflict of laws. Any dispute, controversy or claim arising in relation to this Indemnification Agreement, will be exclusively referred to the competent court in Haifa, Israel.

14.	This Indemnification Agreement cancels and replaces any preceding letter of indemnification or arrangement for indemnification or exculpation that may have been issued to you by the Company. Notwithstanding the foregoing, the indemnification obligations set forth in this Indemnification Agreement will also apply, subject to the terms, conditions and limitations set forth in this Indemnification Agreement, with respect to actions performed or omissions committed, in your capacity as an Office Holder of the Company or in another Corporate Capacity, during the period prior to the date of this Indemnification Agreement. Notwithstanding, your rights hereunder shall not be deemed exclusive of any other rights you may have under the Company’s Articles of Association, applicable law, any agreement, a vote of shareholders or a resolution of directors, or otherwise. To the extent that during the period of indemnification under this Agreement the indemnification rights of the then-serving directors and/or officers are more favorable to such directors or officers than the indemnification rights provided under this Indemnification Agreement to you, you shall be entitled to the full benefits of such more favorable indemnification rights to the extent permitted by law. No amendment, alteration or repeal of this Indemnification Agreement or of any provision hereof shall limit or restrict any of your rights under this Indemnification Agreement in respect of any action taken or omitted by you prior to such amendment, alteration or repeal, subject to applicable law. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

15.	Neither the settlement nor termination of any proceeding nor the failure of the Company to award indemnification or to determine that indemnification is payable shall create an adverse presumption that you are not entitled to indemnification hereunder. In addition, the termination of any proceeding by judgment or order (unless such judgment or order provides so specifically) or settlement, shall not create a presumption that you did not act in good faith and in a manner which you reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, had reasonable cause to believe that your action was unlawful.

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16.	This Indemnification Agreement shall be (a) binding upon all successors and assigns of the Company (including any transferee of all or a substantial portion of the business, shares and/or assets of the Company and any direct or indirect successor by merger or consolidation or otherwise by operation of law), and (b) binding on and shall inure to the benefit of your heirs, personal representatives, executors and administrators. This Indemnification Agreement shall continue for your benefit and your heirs', personal representatives', executors' and administrators' benefit after you cease to be a director or other Office Holder of the Company or serving in another Corporate Capacity.

17.	Except with respect to changes in the governing law which expand your right to be indemnified by the Company, no supplement, modification or amendment of this Indemnification Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Indemnification Agreement shall be deemed or shall constitute a waiver of any other provisions of this Indemnification Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver. Any waiver shall be in writing.

18.	All notices and other communications required or permitted under this Indemnification Agreement shall be in writing, shall be effective (i) if mailed within Israel, seven (7) business days after mailing (unless mailed abroad, in which case it shall be effective fourteen (14) business days after mailing), (ii) if by air courier, three (3) business days after delivery to the courier service, (iii) if sent by messenger, upon delivery, (iv) if sent via facsimile, upon transmission and electronic (or other) confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic (or other) confirmation of receipt, and (iv) if sent by email, on the date of transmission or (if transmitted and received on a non-business day) on the first business day following transmission, except where a notice is received stating that such mail has not been successfully delivered.

The Board has determined, based on the current activity of the Company, that the amount stated in Section 5 is reasonable and that the events listed in Schedule A are reasonably anticipated.

Kindly sign and return the enclosed copy of this Indemnification Agreement to acknowledge your agreement to the contents hereof.

Sincerely,

InMode Ltd.

By:

Title:

I accept and agree to the above:

Signature

Full Name:

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Schedule A

All references in this schedule to the “Company” shall be deemed to refer to a Subsidiary or Affiliate as well, to the extent that your service as an officer, director, employee or board observer of the Subsidiary or Affiliate is at the request of the Company in the circumstances described in the preface of Section 1 to the Indemnification Agreement.

1.	The offering of securities by the Company and/or by a shareholder to the public and/or to private investors or the offer by the Company to purchase securities from the public and/or from private investors or other holders pursuant to a prospectus, agreement, notice, report, tender and/or other proceeding, whether in Israel or abroad (including, inter alia, claims based on disclosure or non-disclosure of facts in the offering documents, any report or failure to report as required by applicable rules, or the compliance or non-compliance with applicable law);

2.	Claims relating to violations of securities laws of any jurisdiction, including, without limitation, fraudulent disclosure claims, failure to comply with the Securities Exchange Commission and/or the Israeli Securities Authority rules and other claims relating to relationships with investors and the investment community;

3.	Occurrences in connection with investments the Company make in other corporations whether before and/or after the investment is made, the entering into the transaction, the execution, development and monitoring thereof, including actions taken by you in the name of the Company as an Office Holder and/or board observer of the corporation which is the subject of the transaction and the like;

4.	The sale, purchase and holding of negotiable securities or other investments for or in the name of the Company;

5.	Actions in connection with the merger of the Company with or into another entity;

6.	Actions in connection with the sale of the operations and/or business, or part thereof, of the Company;

7.	Without derogating from the generality of the above, actions in connection with the purchase or sale of companies, legal entities or assets, and the division or consolidation thereof;

8.	Actions concerning the approval of transactions of the Company with officers and/or directors and/or holders of controlling interests in the Company, and any other transactions referred to in Section 270 of the Companies Law;

9.	Actions taken in connection with labor relations and/or employment matters in the Company (including, inter alia, the handling of pension funds, provident funds, insurance and savings funds, options, bonuses, etc.) and trade relations of the Company, including with employees, independent contractors, customers, suppliers and various service providers;

10.	Claims arising out of any incentive plan in favor of employees, office holders, contractors, consultants and service providers;

11.	Claims made by business associates, including joint venture partners;

12.	Actions in connection with the development or testing of products developed by the Company, including the performance of pre-clinical and clinical trials on such products, whether performed by the Company or by third parties on behalf of the Company, and/or in connection with the distribution, sale, license or use of such products, including without limitation in connection with professional liability and product liability claims and/or in connection with the procedure of obtaining regulatory approvals regarding such products, whether in Israel or abroad;

13.	Any claim or demand based upon actual or alleged infringement, misuse or misappropriation of any third party's intellectual property rights, including but not limited to confidential information, patents, copyrights, design rights, trade and service marks, trade secrets, misappropriation of ideas; and any actions taken in connection with the intellectual property of the Company, and its protection, including the registration or assertion of rights to intellectual property and the defense of claims related to intellectual property, including any assertion that the Company’s products infringe on the intellectual property rights or constitute a misappropriation of any third party’s trade secrets;

14.	Actions taken pursuant to or in accordance with the policies and procedures of the Company (including tax policies and procedures), whether such policies and procedures are published or not;

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15.	Approval of corporate actions, in good faith, including the approval of the acts of the Company’s management, their guidance and their supervision;

16.	Claims of negligent failure to exercise business judgment and a reasonable level of proficiency, expertise and care in regard of the Company’s business;

17.	Violations of laws requiring the Company to obtain regulatory and governmental licenses, permits and authorizations in any jurisdiction;

18.	Claims in connection with publishing or providing any information, including any filings with governmental authorities (including, without limitation, the Israeli income tax authorities and the National Insurance Institute of Israel), on behalf of the Company, in the circumstances required under applicable laws;

19.	Any claim or demand made under any securities laws or by reference thereto, or related to the failure to disclose any information in the manner or time such information is required to be disclosed pursuant to such laws, or related to inadequate or improper disclosure of information to shareholders, or prospective shareholders, or related to the purchase, holding or disposition of securities of the Company or any other investment activity involving or effected by such securities, including, for the removal of doubt, any offering of the Company’s securities to private investors or to the public, and listing of such securities, or the offer by the Company to purchase securities from the public or from private investors or other holders, and any undertakings, representations, warranties and other obligations related to any such offering, listing or offer or to the Company’s status as a public company or as an issuer of securities;

20.	Occurrences resulting from the Company's becoming, or its status as, a public company, and/or from the fact that the Company's securities were offered to the public and/or traded on any stock exchange;

21.	Any claim or demand made by any lenders or other creditors or for monies borrowed by, or other indebtedness of, the Company, including without limitation, claims in dissolution, winding-up, settlement with creditors and other similar proceedings;

22.	Any claim or demand made directly or indirectly in connection with complete or partial failure, by the Company, or its Subsidiaries or Affiliates, or their respective directors, officers and employees, to pay, report, keep applicable records or otherwise, any state, municipal or foreign taxes or other mandatory payments of any nature whatsoever, including, without limitation, income, sales, use, transfer, excise, value added, registration, severance, stamp, occupation, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll or employee withholding or other withholding, including any interest, penalty or addition thereto, whether disputed or not;

23.	Any claim or demand made by purchasers, holders, lessors or other users of products of the Company, or individuals treated with or exposed to such products, for damages or losses related to such use or treatment;

24.	Actions taken in connection with the financial and tax reports of the Company;

25.	Claims in connection with safety laws, tax laws, anti-trust laws, regulation of commercial wrongdoing, rules promulgated by any competent government agency, accounting rules, and such other similar rules of any applicable jurisdiction;

26.	Claims in connection with laws and regulations regarding invasion of privacy and breach of other civil rights, including with respect to databases, and laws and regulations in regard of libel and slander, misleading or wrongful distribution of information;

27.	Claims by any third party suffering any personal injury and/or bodily injury and/or property damage to business or personal property through any act or omission attributed to the Company, its Subsidiaries or Affiliates, or their respective employees, agents or other persons acting or allegedly acting on their behalf;

28.	Claims based upon failure to maintain appropriate insurance, and claims based upon inadequate safety measures and/or malpractice of risk management;

29.	Actions relating to the operations and management of the Company and/or its Subsidiaries and/or Affiliates;

30.	Claims in connection with the preparation or providing of any annual or quarterly financial statements, profit and loss statements, balance sheets and similar financial information.

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